UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2013

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supplemental Executive Retirement Plan

On June 27, 2013, the Federal Housing Finance Agency informed the Bank of its non-objection to the Board-approved revisions to the Bank's Supplemental Executive Retirement Plan (the "SERP") to eliminate the twenty-five year service cap and to make certain administrative changes, effective July 1, 2013. The revision to eliminate the service cap is intended to conform the SERP to the Bank's target retirement pension benefit objectives. Prior to the revision to eliminate the service cap, contribution credits under the SERP were not provided to any participant with more than twenty-five years of credited service with the Bank.

The SERP is provided to the Bank's executive officers, including the named executive officers. This plan is an unfunded and non-tax-qualified retirement benefit plan that provides a cash balance benefit to the Bank's executive officers that is in addition to the tax-qualified benefits under the Bank's Cash Balance Plan.

Contribution credits accrued under the SERP are based on total annual compensation (base salary and short-term cash incentive compensation including any deferrals under the Bank's Benefit Equalization Plan or Deferred Compensation Plan) and years of credited service as defined in the SERP. In addition, participants accrue annual interest equal to 6% of balances accrued through the prior year-end. SERP benefits are limited to the extent that any participant's total pension retirement income is projected to exceed fifty percent (50%) of the participant's final average pay. Annual benefits accrued under the SERP vest at the earlier of three years after they are earned or when the participant reaches age 62.

Application of the service cap had limited the contribution credits for participants with more than twenty-five years of credited service. Elimination of the service cap had the effect of restoring the contribution credits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of San Francisco

Date: July 3, 2013	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer